     As filed with the Securities and Exchange Commission on October 3, 2000

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM S-8

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                              Hitsgalore.com, Inc.
                              --------------------
             (Exact name of Registrant as specified in its charter)

              Florida                                 65-00036344
       ----------------------                      -------------------
       (State of jurisdiction                       (I.R.S. Employer
         of incorporation                          Identification No.)
         or organization)

                           10134 6th Street, Suite J,
                           Rancho Cucamonga, CA 91730
                     (Address of Principal Executive Office)

                              Hitsgalore.com, Inc.
                              Year 2000 Stock Award
                            -------------------------
                            (Full Title of the Plan)

                                Frank Pinizzotto
                             12547 56th Street North
                               Largo Florida 33773
                                 (727) 538-2274
                            -------------------------
             Name, address and telephone number of agent for service

                                            CALCULATION OF REGISTRATION FEE

                                                    Proposed Maximum
                                               -------------------------

===================================================================================================================
Title of Class of Securities     Amount                 Offering Price per     Proposed Maximum       Amount of
to be Registered                 to Be Registered(1)    Unit(2)                Aggregate              Registration
                                                                               Offering Price (2)     Fee
-------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value    10,000,000             $0.15                  $1,500,000             $517.24
-------------------------------------------------------------------------------------------------------------------
Total Registration Fee                    -                 -                           -             $517.24
-------------------------------------------------------------------------------------------------------------------


(1) This Registration Statement shall also cover any additional shares of Common Stock, which become issuable under the Hitsgalore.com Inc. - Year 2000 Stock Award Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of common stock.

(2) Pursuant to Rule 457(c) under the Securities Act of 1933, as amended, the maximum offering price per share and in the aggregate, and the registration fee were calculated based upon the average of the bid and ask prices of Hitsgalore.com, Inc.'s common stock on September 29, 2000, as reported on the Over The Counter Bulletin Board.

EXPLANATORY NOTE
Hitsgalore.com Inc. ("Company," "we" or "us") has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the "Securities Act") to register 10,000,000 shares of our common stock, which will be awarded to eligible persons under our Year 2000 Stock Award Plan ("Plan").

PART I. INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEM 1. PLAN INFORMATION.

Pursuant to Rule 428(b)(1) under the Securities Act of 1933, as amended (the "Securities Act"), we will distribute an information statement containing the information specified in Part I of Form S-8 (the "Information Statement") to participants under our Stock Plan. Such Information Statement, taken together with the documents incorporated by reference herein pursuant to Item 3 of Part II below, constitutes a prospectus meeting the requirements of Section 10(a) of the Securities Act, and such Information Statement is hereby incorporated by reference in this Registration Statement.

PART II. INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The SEC permits us to "incorporate by reference" material information required by Form S-8, which means that we may disclose important information to you by referring you to documents that we file with the SEC. Accordingly, the information incorporated by reference is considered to be part of this Registration Statement. Information that we file with the SEC after the filing of this S-8 registration statement will automatically update and supersede information contained in this Registration Statement. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until all of the shares covered by this Registration Statement have been sold or deregistered:

         (a) our Annual Report on Form 10-K for the fiscal year ended December 31, 1999;

         (b) our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2000 and March 31, 2000;

         (c) our Current Reports on Form 8-K filed on June 27, 2000, April 24, 2000, and September 9, 1999;

         (d) The description of our common stock that is contained in our registration statement on Form 10 filed on July 23, 1996 and amendments thereto filed for the purpose of updating such common stock descriptions.

ITEM 4. DESCRIPTION OF SECURITIES.

Our common stock being registered in this Registration Statement is registered pursuant to Section 12(g) of the Exchange Act. We are authorized to issue 250,000,000 shares of our common stock and 15,000,000 shares of our preferred stock pursuant to an amendment to our Articles of Incorporation adopted on September 15, 2000. A description of our common stock is incorporated by reference pursuant to Item 3(d) above.

ITEM 5. INTEREST OF NAMED EXPERTS AND COUNSEL.

        Not Applicable.

ITEM 6. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

The Section 607.0850 of the Florida Business Corporation Act and Article VII of the Company's Bylaws provide for indemnification of directors and officers for liabilities incurred as a result of serving in those capacities. Insofar as indemnification for liabilities arising under the federal securities laws may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, the Company has been advised that in the opinion of Commission such indemnification is against public policy as expressed in such laws and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than the payment of expenses incurred in the successful defense, suit or proceeding) is asserted by any such director, officer or controlling person, the Company will, unless in the opinion of counsel the matter as been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in such laws and will be governed by the final adjudication of such issue.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

        Not Applicable.

ITEM 8. EXHIBITS

5.1 Opinion and consent of Hamilton, Lehrer & Dargan, P.A. as to the legality of securities being registered.

10.1     Hitsgalore.com Inc. - Year 2000 Stock Award Plan.

23.1     Consent of Pender, Newkirk and Company, Certified Public Accountants

99.1     September 11, 2000 Amendment to Articles of Incorporation

ITEM 9. UNDERTAKINGS.

A. We hereby undertake to:

         (1) To File, during any period in which offers and sales are being made, a post- effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Securities and Exchange Commission (the "Commission") pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's Annual Report pursuant to Section 13(a) or 15(d) of the Securities and Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by final adjudication of such issue.

                                    SIGNATURES

         Pursuant to the requirements of the Securities Act of 1993, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rancho Cucamonga, State of California on the 2nd day of October 2000.

                                    Hitsgalore.com, Inc.

                               By: /s/ Dorian Reed
                                   -------------------------------
                                       Dorian Reed, President and
                                       Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933 as amended, this Registration Statement on Form S-8 (the "Registration Statement") has been signed by the following person in the capacities and on the dates indicated.

Signature                     Title                              Date
---------                     -----                              ----

/s/ Dorian Reed
-----------------------
    Dorian Reed               Chairman of the Board
                              of Directors and Principal
                              Executive Officer                  October2, 2000


/s/ Robert Thompson
-----------------------
    Robert Thompson           Principal Accounting Officer,
                              Director, Vice President and
                              Treasurer, Assistant Secretary     October 2, 2000


/s/ Phillip Lloyd Kaich
-----------------------
    Phillip Lloyd Kaich       Director                           October 2, 2000

                                  EXHIBIT INDEX
                                  -------------

Exhibit      Description                                                Page
-------      -----------                                                ----

5.1          Opinion of Hamilton, Lehrer and Dargan P.A.                  7

10.1         Hitsgalore.com Inc. - Year 2000 Stock Award Plan             8

23.1         Consent of  Pender, Newkirk and Company, Certified
             Public Accountants.                                         12

23.2         Consent of Hamilton, Lehrer and Dargan, P.A.
             (contained in Exhibit 5.1)

99.1         September 11, 2000 Amendment to Articles of
             Incorporation                                               13